Exhibit 99.1

VISION ENERGY CORPORATION ANNOUNCES REVERSE SPLIT

JERSEY CITY, NJ / DATE / (GLOBE NEWSWIRE) / Vision Energy Corporation (OTC:VENG) (“Vision” or the “Company”) today announced that it will effect a 1-for-5 reverse stock split of its outstanding common stock. The reverse split will be effective for trading purposes as of the commencement of trading on June 13, 2023.

The reverse stock split was previously approved by the Board of Directors of the Company in accordance with Nevada law, under which no stockholder approval is required. The Company’s common stock will be quoted on the OTC under the symbol “VENGD” for 20 business days to designate the reverse split, after which the ticker will revert to “VENG”. The new CUSIP number for the Company will be 92837Y 309. As a result of the reverse stock split, every five pre-split shares of common stock outstanding will become one share of common stock. The reverse stock split will leave 8,419,515 common shares outstanding and proportionately reduce the number of shares of authorized common stock from 200,000,000 to 40,000,000.

It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse split, although stockholders may do so if they wish. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no stockholder will receive cash in lieu of fractional shares. Stockholders should direct any questions concerning the reverse split to their broker or the Company’s transfer agent, VStock Transfer, at 212-828-8436.

About Vision Energy

Vision Energy Corporation identifies energy commodities and focuses on originating and developing energy infrastructure projects and assets which facilitates the energy transition through low-carbon energy solutions. The Company leverages its experienced team with a vast proven track-record in site procurement, accelerating development permitting, facilities design, engineering studies and project management to deliver an efficient and method driven project development process. Vision pursues commercial relationships and operating partnerships with energy industry participants and off-takers seeking carbon abatement across feedstock and fuels. Vision Energy is committed to providing low carbon energy solutions whilst targeting an attractive investment yield, by utilizing and leveraging existing gas, power, and logistics infrastructure to enable import and or distribution of reduced-carbon energy for domestic and global value chains.

Vision Energy

95 Christopher Columbus Drive,

16th Floor Jersey City, NJ

07302 USA

visionenergy.com

Media Contact

Jarrod Holland

InvestorBrandNetwork (IBN)

Phone: 910.431.3322

jarrod.holland@investorbrandnetwork.com

Investor Contact

Scott McGowan

InvestorBrandNetwork (IBN)

Phone: 310.299.1717

ir@visionenergy.com

Forward-Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “forecast”, “anticipate,” “believe,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.